EXHIBIT 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the incorporation by reference in Parsley Energy, Inc’s registration statements on Form S-8 (File No. 333-196295) and Form S-3 (File No. 333-204766), including any amendments thereto, relating to our reserves reports of Double Eagle Energy Permian LLC’s proved oil and natural gas reserves estimates and associated revenues as of December 31, 2015 and 2014, and the inclusion of our corresponding report letters, both dated January 30, 2017, included in or made a part of this Current Report on Form 8-K. We also consent to the references to our firm contained in the Registration Statement, including under the caption “Experts.”

CAWLEY, GILLESPIE & ASSOCIATES, INC.

/s/ Cawley, Gillespie & Associates, Inc.

Fort Worth, Texas

February 7, 2017